UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/26/2007

Delphax Technologies Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-10691

Minnesota	41-1392000
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6100 West 110th Street
Bloomington, Minnesota 55438-2664
(Address of principal executive offices, including zip code)

952-939-9000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Item 3.02.    Unregistered Sales of Equity Securities

On March 26, 2007, Delphax Technologies Inc. (the "Company") and its wholly owned Canadian subsidiary, Delphax Technologies Canada Limited ("Delphax Canada"), entered into a Securities Purchase Agreement (the "Agreement") with Whitebox Delphax, Ltd. ("Whitebox"), an affiliate of Whitebox Advisors, LLC of Minneapolis, Minnesota. The Agreement provides that Whitebox will, subject to certain conditions, provide a total of $7 million of financing to the Company and Delphax Canada in two phases, with the second phase being subject to prior approval by the Company's shareholders.

Under the first phase of the financing, which was consummated with the execution of the Agreement, (i) Delphax Canada borrowed $900,000 by issuing to Whitebox at par 12% secured subordinated promissory notes (the "2007 Notes") maturing in February 2008, (ii) the Company issued to Whitebox a five-year warrant to purchase 1,200,000 shares of Company common stock, and (iii) the Company amended the terms of the $3 million of four-year convertible subordinated notes that the Company issued in 2004 (the "2004 Notes") to grant a junior security interest to secure the 2004 Notes and increase their interest rate to 12% per annum. The 2004 Notes are held by affiliates of Whitebox. The Company has the right to elect to pay 3% per annum of the interest due under the 2007 Notes in the form of shares of Company common stock.

If the second phase of the Agreement is approved by Delphax shareholders and certain other conditions are met, including extension of the Company's senior credit facility, then the second phase of the financing will be closed. In this second phase (i) an additional $6,100,000 would be loaned to Delphax Canada under 2007 Notes issued at par that mature in 2012, (ii) the maturity of the initial $900,000 in 2007 Notes would be extended to the same maturity date in 2012, and (iii) the Company would issue to Whitebox a warrant to purchase an additional 6,300,000 shares of Company common stock. Both the initial warrant and the additional warrant (collectively, the "Warrants") would provide for an exercise price of $1.28 per share if the exercise price is paid in cash, $1.00 per share if paid by cancellation of principal owed under the 2007 Notes or for cashless exercise.

The net proceeds of the $6,100,000 loan would be used to repay all $3 million of 2004 Notes and for general corporate purposes. For a period of one year after the second closing, Whitebox would have the right to purchase, on the same terms, an additional $1,400,000 of 2007 Notes and a Warrant for an additional 1,500,000 shares.

The 1,200,000 shares available under the Warrant issued in the first phase of the financing would constitute, upon exercise, approximately 15.6% of outstanding shares. The Warrants for the total of 7,500,000 shares that would be outstanding after both the first and second phases of the financing would constitute approximately 53.7% of outstanding shares. If the subsequent one-year option to purchase an additional 2007 Note and Warrant was fully exercised, the grand total of 9,000,000 shares then available under Warrants would constitute approximately 58.2% of outstanding shares. However, the Warrants provide that no holder of a Warrant will have the right to exercise the Warrant to the extent that, after giving effect to the exercise, the holder (together with the holder's affiliates) would beneficially own in excess of 9.99% of the Company's shares outstanding after giving effect to the exercise. The Warrants also provide that unless the holder gives the Company at least 60 days prior written notice, no holder will have the right to exercise the Warrant to the extent that, after giving effect to the exercise, the holder (together with the holder's affiliates) would beneficially own in excess of 4.99% of the Company's shares outstanding after giving effect to the exercise.

For accounting purposes, the Company will record the fair value of the Warrants as an increase in additional paid-in-capital and as original issue discount on the 2007 Notes. The original issue discount will be amortized to interest expense over the term of the 2007 Notes. Thus, the interest expense that the Company records for the 2007 Notes in any period will be greater than the 12% per annum interest that is paid during the period.

In connection with the financing, the Company has agreed that if Whitebox proposes a person to be elected to the Company's board of directors, the Company will make its best efforts to cause that person to be elected. So long as Whitebox holds at least $1,000,000 of the 2007 notes or 1,000,000 shares of Company common stock, it is entitled to designate one director to the Company's board of directors. The Company also agreed to file a registration statement with the Securities and Exchange Commission covering up to 2,000,000 shares of Company common stock issuable upon exercise of the Warrants or as partial payment of the interest due under the 2007 Notes, and has granted certain additional registration rights to the holders of the Warrants or the underlying shares. In certain circumstances the Company is obligated to pay a penalty to Whitebox if the registration statement does not become effective by a particular date.

The Company intends to file with the Securities and Exchange Commission in the near future a preliminary proxy statement for a proposed special meeting of shareholders to consider approval of the second phase of the financing under the Agreement, and to call the special meeting of shareholders as soon as feasible. If the second phase of the financing under the Agreement is approved by shareholders, then the second phase of the financing would close promptly after the meeting. If the second phase is not approved, then the initial $900,000 of 2007 Notes will remain outstanding and mature in February 2008 with the 2004 Notes. The Company's largest current shareholder, who holds approximately 1,150,310 shares (17.8% of currently outstanding shares), has agreed to vote his shares in favor of approving the second phase of the financing under the Agreement.

        The Notes and Warrants issued on March 26, 2007 were issued in reliance on the exemption afforded by Section 4(2) of the Securities Act of 1933, as amended. The Company is paying to First Dunbar Securities Corporation ("First Dunbar") a commission of $54,000 in cash and a five-year warrant to purchase 72,000 shares of common stock for $1.28 per share in connection with the Notes and Warrants issued on March 26, 2007.   The Company would pay an additional commission to First Dunbar, upon the closing of the second $6,100,000 phase of the financing, of $366,000 in cash and a five-year warrant to purchase 378,000 shares of common stock for $1.28 per share. The Company plans to file a registration statement for the benefit of First Dunbar covering the share underlying the warrants issued to First Dunbar.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.
The following document is hereby filed as an exhibit to the Current Report on Form 8-K:
Exhibit No.
4.1 Securities Purchase Agreement dated March 26, 2007 among Delphax Technologies Inc., Delphax Technologies Canada Limited and Whitebox Delphax, Ltd.
4.2 Form of 12% Secured Subordinated Promissory Note of Delphax Technologies Canada Limited
4.3 Form of Stock Purchase Warrant issued by Delphax Technologies Inc.
4.4 Guaranty by Delphax Technologies Inc.
4.5 Registration Rights Agreement dated March 26, 2007 among Delphax Technologies Inc., Delphax Technologies Canada Limited and Whitebox Delphax, Ltd.
4.6 First Amendment to Securities Purchase Agreement by and among Delphax Technologies Inc. and Tate Capital Partners Fund, LLC dated February 4, 2004
4.7 Form of Addendum to 7% Convertible Subordinated Note of Delphax Technologies Inc.
4.8 Voting Agreement of Fred H. Brenner with Delphax Technologies Inc.
99.1 Press Release issued March 27, 2007

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Delphax Technologies Inc.

Date: March 29, 2007	By:	/s/ Gregory S. Furness
Gregory S. Furness
Vice President, Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-4.1	Securities Purchase Agreement dated March 26, 2007 among Delphax Technologies Inc., Delphax Technologies Canada Limited and Whitebox Delphax, Ltd.
EX-4.2	Form of 12% Secured Subordinated Promissory Note of Delphax Technologies Canada Limited
EX-4.3	Form of Stock Purchase Warrant issued by Delphax Technologies Inc.
EX-4.4	Guaranty by Delphax Technologies Inc.
EX-4.5	Registration Rights Agreement dated March 26, 2007 among Delphax Technologies Inc., Delphax Technologies Canada Limited and Whitebox Delphax, Ltd.
EX-4.6	First Amendment to Securities Purchase Agreement by and among Delphax Technologoes Inc. and Tate Capital Partners Fund, LLC
EX-4.7	Form of Addendum to 7% Convertible Subordinated Notes of Delphax Technologies Inc.
EX-4.8	Voting Agreement of Fred H. Brenner with Delphax Technologies Inc.
EX-99.1	Press Release issued March 27, 2007